SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  FONECASH, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                Delaware                                 22-3530573
     (State or Other Jurisdiction of                (I.R.S.  Employer
     Incorporation or Organization)                 Identification Number)

                           90 Park Avenue, Suite 1700
                               New York, NY 10016
                    (Address of Principal Executive Offices)

                       Consulting Agreement of John Stone
                            (Full title of the plan)

                         Daniel E. Charboneau, President
                           90 Park Avenue, Suite 1700
                               New York, NY 10016
                     (Name and address of agent for service)

                                 (212) 984-0641
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                              Phone: (631)737-8381
                              Fax:   (631)737-8382

------------------------------------------------------------------------------
Title of       Amount to be       Proposed         Proposed        Amount of
Securities     Registered(1)      Maximum           Maximum      Registration
to be                          Offering Price      Aggregate          Fee
Registered                      Per Share(2)    Offering Price
-------------  -------------  ----------------  ---------------  -------------
Common Stock         800,000  $            .06  $        48,000  $      .12.67
par value
 .0001 per
share
------------------------------------------------------------------------------


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(1)  Represents  800,000  shares of Common Stock to be issued to a consultant as compensation  for  services  pursuant  to  his  consulting  agreement.

(2) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act based upon the average of the bid and asked price as of September 20, 2001

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of
Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     This Registration Statement on Form S-8 (the "Registration Statement") of FoneCash, Inc., a Delaware corporation, (the "Registrant") covers 800,000 shares of the Registrant's common stock, par value $.000l per share ("Common Stock").

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item  3.  Incorporation  of  Documents  by  Reference.

     The following documents filed by the Registrant with the Commission are incorporated herein by reference:

          (a)     Registration  of  Securities on Form 10-SB/A filed on June 12,
2000.
          (b)(I) Annual Report on Form 10-KSB filed on April 17, 2001 for the year ended December 31, 2000.

               (ii) Quarterly Report on Form 10-QSB filed on August 20, 2001 for the quarter ended June 30, 2001.

          (c) The description of securities contained in the Registrant's Registration of Securities pursuant to Section 12(g) of the Act dated June 12, 2000

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement


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contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item  4.  Description of Securities.

     The Registrant's authorized capital stock consists of 20,000,000 shares of Common Stock, $.0001 par value, of which 12,473,326 shares are issued and outstanding and 5,000,000 shares of Preferred Stock, $.0001 par value, of which no shares are issued and outstanding.

     Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Registrant, the holders of Common Stock are entitled to receive a pro rata share of all assets available for distribution to stockholders after payment of all obligations of the Registrant including dividends and preferences attributed to any series of Preferred Stock.

     The shares of Common Stock have no cumulative voting rights or preemptive or other subscription rights and there are no conversion rights or redemption provisions with respect to such shares. The shares of Common Stock presently outstanding are validly issued, fully paid and non-assessable. Authorized Common Stock may be issued at any time and from time to time, in such amounts, and for such consideration as may be fixed by the Board of Directors of the Registrant.

     There are currently no voting, conversion and liquidation rights, nor redemption or sinking fund provisions for the Preferred Stock.


Item  5.  Interests of Named Experts and Counsel.

     The Delaware General Corporation Law (the "DGCL"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The DGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification shall be made in respect of any claim which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. However, according to the certificate of incorporation a director will be liable (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.


Item  7.  Exemption  from  Registration  Claimed.


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
Not  Applicable.


Item  8.  Exhibits.
Exhibit  No.        Description
-------  ---        -----------


5.1 * Opinion of Michael S. Krome, P. C., as to the legality of the securities being offered.
23.1                *  Consent  of  Stewart  H.  Benjamin  Certified  Public
                    Accountant, PC.
23.2                *  Consent  of Michael S. Krome, P. c., (included in Exhibit
                    5.1).
24.1                *  Powers  of  Attorney  (included  on  p.  II-4  of  this
                    Registration Statement).
99.1 * Consulting Agreement between the Registrant and John Stone, dated September 18, 2001
*  Filed  herewith.

ITEM  9.    UNDERTAKINGS.

     (a)  The  undersigned  Registrant  hereby  undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on the 20Th day of September, 2001.




                                            FONECASH,  INC.


                                            By:/s/  Daniel  E.  Charboneau
                                               -------------------------------
                                               Daniel E. Charboneau, President


        Signature                                  TITLE
        ---------

/s/Daniel E. Charboneau              Chief Executive Officer, President/Chairman
----------------------------
   Daniel E. Charboneau

/s/John Jiann-Shong Wu               Director
----------------------------
   John  Jiann-Shong  Wu

/s/Daniel S. MacDonald               Director
----------------------------
   Daniel  S.  MacDonald

/s/Michael Wong                      Director,  Chief Financial Officer
----------------------------
   Michael  Wong

/s/David  Cheung                     Director
----------------------------
   David  Cheung


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